EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Smart Online, Inc. on Form S-8 (No. 333-124569) and related prospectuses of our audit report dated July 6, 2006 with respect to the consolidated balance sheets at December 31, 2005 and 2004 and the consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the years ended December 31, 2005, 2004 and 2003 of Smart Online, Inc. and its consolidated subsidiaries, which report appears in the annual report on Form 10-K for the fiscal year ended December 31, 2005 of Smart Online, Inc.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, New York
July 11, 2006